Exhibit (2)(k)(2)(b)

POWER OF ATTORNEY

The undersigned Director of S&P 500® Covered Call Fund Inc., S&P 500® GEAREDSM Fund II Inc., and Defined Strategy Fund II Inc. (the “Funds”) (as such Funds may be renamed from time to time) hereby authorizes Mitchell M. Cox, Christopher R. Yeagley, Donald C. Burke, and Andrew J. Donohue or any of them, as attorney-in-fact, to sign on his behalf, in the capacity indicated, any Registration Statement or amendment thereto (including any pre-effective or post-effective amendments) for the Funds or any current or future series thereof, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney as of the 7th day of February 2005.

/s/ Alan Batkin

Alan Batkin, Director